Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CFNB FIRST QUARTER EPS INCREASE 50% ON HIGHER LEASE INCOME

BOARD OF DIRECTORS DECLARES 2011 ANNUAL DIVIDEND
OF $1.10 PER SHARE PAYABLE DECEMBER 16, 2011

IRVINE, CALIFORNIA, October 26, 2011 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $2.5 million for the first quarter ended September 30, 2011, up 50% from $1.7 million earned during the first quarter of fiscal 2011. Diluted earnings per share for the first quarter were $0.24 as compared to $0.16 per share reported for the same period of the prior year.

The increase in net earnings from the first quarter of the prior year is largely due to a $1.2 million increase in income realized on the investment in residuals coming to end of term during the period and a 12% increase in net interest income after provision for credit losses.

Net direct finance, loan and interest income after provision for credit losses increased by $532,000, or 11%, to $5.2 million. Total direct finance, loan and interest income for the first quarter ending September 30, 2011 increased 4% to $6.1 million, compared to $5.9 million for the first quarter of fiscal 2011. This increase includes a $428,000, or 12%, increase in direct finance income related to an 18% increase in the average investment in leases while the average yield earned declined by 46 basis points. Commercial loan income decreased by $211,000 as the average yield declined 153 basis points on average balance that increased 9% to $87.9 million compared to $80.5 million for the first quarter of the prior year. The average yield on all leases and loans held in the Company's portfolio decreased 74 basis points to 6.80% while the average yield on cash and investments of 2.0% was down 39 basis points from the first quarter of fiscal 2011. Interest expense paid on deposits and borrowings decreased 4% due to lower average interest rate paid of 1.26%, down 39 basis points from 1.65% during the comparable period in fiscal 2011, which offset the 26% increase in the average balance of deposits and borrowings to $280.8 million. There was a $275,000 decrease in the provision for credit losses as no provision was made during the quarter ending September 30, 2011 due to stability in the lease portfolio and an 8% decline in the commercial loan portfolio from $93.7 million at June 30, 2011 to $87.3 million at September 30, 2011.

Non-interest income for the first quarter of fiscal 2012 increased by 92% to $1.9 million from $967,000 earned during the first quarter of the prior year. Income realized on leases reaching the end of term increased by $1.2 million primarily related to one sales type lease booked in the first quarter of fiscal 2012. As a result of the foregoing, gross profit of $7.1 million for the first quarter of fiscal 2012 was up 25% from $5.7 million earned during the first quarter of the prior year.

During the first quarter of fiscal 2012, CalFirst Bancorp's non-interest expenses increased by 3% to $3.1 million, compared to $3.0 million during the first quarter of fiscal 2011. The increase in expenses reflected slightly higher compensation expense recognized related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "First quarter results were largely driven by our lease activities. Lease bookings during the first quarter of fiscal 2012 of $39.7 million were up 39% from bookings in the first quarter of fiscal 2011. Due to continued restrictions on CalFirst Bank's commercial loan activities, commercial loan bookings were down to $5.2 million from $37.5 million in the prior year, and contributed to total loan and lease assets booked in the quarter ending September 30, 2011 decreasing by 32% to $44.9 million. The net investment in leases and loans of $313.1 million at September 30, 2011 is down 1% from June 30, 2011, but still 11% above the level at September 30, 2010. For the first quarter of fiscal 2012, lease originations were 10% below the first quarter of fiscal 2011 while total new loan and lease commitments were down by 49%. The backlog of approved lease commitments of $113 million was 25% below the level of a year ago, but includes $87.2 million of direct lease commitments compared to $82.5 million at September 30, 2010. We intend to continue to focus efforts on direct and third party lease activities.

"At a meeting today, the Board of Directors of CFNB approved the payment of an annual dividend in the amount of $1.10 per share to be paid on December 16, 2011 to shareholders of record on December 1, 2011. The Board will continue to review its dividend policy on an ongoing basis, and the decision to pay dividends in future periods will depend on a variety of factors including the business, economic and tax environment."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2011 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2011	2010

Direct finance and loan income	$ 5,285	$ 5,067
Investment and interest income	838	838
Total direct finance, loan and interest income	6,123	5,905
Interest expense on deposits and borrowings	882	922
Net direct finance, loan and interest income	5,241	4,983
Provision for credit losses	-	275
Net direct finance, loan and interest income after provision for credit losses	5,241	4,708
Non-interest income
Operating and sales-type lease income	1,426	409
Gain on sale of leases and leased property	320	146
Gains recorded on investment securities	-	208
Other fee income - net	106	204
Total non-interest income	1,852	967

Gross Profit	7,093	5,675
Non-interest expenses
Compensation and employee benefits	2,229	2,089
Occupancy	239	236
Professional services	147	123
Other general and administrative	465	437
Total non-interest expenses	3,080	2,985

Earnings before income taxes	4,013	2,692
Income taxes	1,525	1,029
Net earnings	$ 2,488	$ 1,661

Basic earnings per share	$ 0.24	$ 0.16
Diluted earnings per share	$ 0.24	$ 0.16

Weighted average common shares outstanding	10,418	10,250
Diluted number of common shares outstanding	10,428	10,331

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2011	June 30, 2011
ASSETS
Cash and short term investments	$ 99,130	$ 97,302
Investment securities	70,596	66,321
Net receivables	2,286	2,198
Property for transactions in process	29,826	29,199
Net investment in leases	225,799	223,449
Commercial loans	87,344	93,725
Income tax receivable	274	1,378
Other assets	1,836	2,395
Discounted lease rentals assigned to lenders	7,088	8,448
	$524,179	$524,415
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,149	$ 1,338
Income taxes payable, including deferred taxes	24,256	24,441
Deposits	273,670	274,775
Borrowings	10,000	10,000
Other liabilities	5,920	5,791
Non-recourse debt	7,088	8,448
Total liabilities	323,083	324,793
Stockholders' Equity	201,096	199,622
	$524,179	$524,415